Exhibit 99.1

Zymeworks Reports 2017 Year-End Financial Results

Vancouver, Canada (March 14, 2018) – Zymeworks Inc. (NYSE/TSX: ZYME), a clinical-stage biopharmaceutical company developing multifunctional therapeutics, today reported financial results for the year ended December 31, 2017.

“2017 was marked by a number of key corporate successes,” said Ali Tehrani, Ph.D., Zymeworks’ President & CEO. “We continued to generate promising clinical results for ZW25, added a sixth global pharmaceutical partner, and saw important progress in our partners’ programs as they advanced compounds utilizing our technology towards the clinic.”

2017 Business Highlights and Recent Developments

•	Expanded Clinical Dataset for ZW25

The Company reported results from the dose-escalation portion of its ongoing Phase 1 clinical trial, showing encouraging tolerability and anti-tumor activity in heavily pretreated patients with HER2-expressing cancers, including breast and gastric cancers. Zymeworks has increased the number of clinical trial sites in the United States and is in the process of activating multiple sites across Canada.

•	Established New Corporate Partnership

Zymeworks provided a license to Janssen to develop up to six bispecific antibodies in a transaction potentially worth US$1.45 billion including a US$50 million upfront payment, milestones, and tiered royalties on product sales.

•	Partners’ Programs Progress Towards the Clinic

Two long-term partners (Lilly and Merck) have selected lead Azymetric™ bispecific candidates for advancement towards the clinic, and Daiichi Sankyo’s program achieved a significant research milestone resulting in a payment to Zymeworks.

Dr. Tehrani noted, “Looking ahead, we plan to build on the momentum established last year as we create additional value throughout our business. We anticipate achieving the following milestones: complete enrollment in our Phase 1 study and report additional data for ZW25; file an Investigational New Drug (IND) Application for our second clinical compound, ZW49; present preclinical data on our other product candidates; and expand our partnering activities.”

Financial Results for the Year Ended December 31, 2017

Revenue in 2017 was $51.8 million as compared to $11.0 million in 2016. The increase of $40.8 million was primarily due to the recognition of a $50.0 million upfront fee received from Janssen and a $1.0 million milestone payment from Daiichi Sankyo.

For the year ended December 31, 2017, research and development expenditures were $41.7 million as compared to $36.8 million in the prior year. The increase was primarily due to clinical costs for ZW25 and development costs for ZW49. General and administrative expenses were $18.6 million in 2017and $12.6 million in 2016. The change between the periods was primarily due to an increase in compensation costs, professional fees, and other administrative expenses.

The net loss for the year ended December 31, 2017, decreased to $10.4 million as compared to $33.8 million in 2016, primarily due to increased revenue offsetting research and development expenses as previously noted. Zymeworks expects research and development expenditures to increase over time due to the ongoing development of product candidates and other clinical, preclinical, and regulatory activities.

As of December 31, 2017, Zymeworks had $87.8 million in cash and cash equivalents and short-term investments. Zymeworks expects to continue receiving revenue from its existing and future corporate collaborations, including technology access fees, research and development fees for services rendered and milestone-based payments. However, its ability to receive these payments is dependent upon either Zymeworks or its collaborators successfully completing specified research and development activities.

About Zymeworks Inc.

Zymeworks is a clinical-stage biopharmaceutical company dedicated to the discovery, development and commercialization of next-generation multifunctional biotherapeutics. Zymeworks’ suite of complementary therapeutic platforms and its fully integrated drug development engine provide the flexibility and compatibility to precisely engineer and develop highly differentiated product candidates. Zymeworks’ lead product candidate, ZW25, is a novel bispecific antibody currently being evaluated in an adaptive Phase 1 clinical trial. Zymeworks is also advancing a deep pipeline of preclinical product candidates and discovery-stage programs in immuno-oncology and other therapeutic areas. In addition to Zymeworks’ wholly owned pipeline, its therapeutic platforms have been further leveraged through multiple strategic partnerships with global biopharmaceutical companies.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, or collectively, forward-looking statements. Forward-looking statements in this news release include, but are not limited to, statements that relate to Zymeworks’ planned expansion of clinical trial sites, clinical and preclinical development of Zymeworks’ product candidates, future revenue payments, potential milestones, expected research and development expenditures, and other information that is not historical information. When used herein, words such as “anticipate”, “plan”, “expect”, “will”, “may”, “continue”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions. Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation, market conditions and the factors described under “Risk Factors” in Zymeworks’ Annual Report on Form 10-K for its fiscal year ended December 31, 2017 (a copy of which may be obtained at www.sec.gov and www.sedar.com). Consequently, forward-looking statements should be regarded solely as Zymeworks’ current plans, estimates and beliefs. Investors should not place undue reliance on forward-looking statements. Zymeworks cannot guarantee future results, events, levels of activity, performance or achievements. Zymeworks does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by law.

ZYMEWORKS INC.

Condensed Consolidated Statements of Loss

(Expressed in thousands of U.S. dollars except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(unaudited)	(unaudited)
Revenue
Research and developmental collaborations	$50,071	$2,232	$51,762	$11,009
Operating expenses:
Research and development	12,877	8,918	41,749	36,816
Government grants and credits	(857)	(1,265)	(1,075)	(1,265)

	12,020	7,653	40,674	35,551
General and administrative	4,715	5,117	18,550	12,554
Impairment on acquired IPR&D	—	—	1,536	768

Total operating expenses	16,735	12,770	60,760	48,873

Income (loss) from operations	33,336	(10,538)	(8,998)	(37,864)
Other expense, net	(334)	(734)	(964)	(1,020)

Income (loss) before income taxes	33,002	(11,272)	(9,962)	(38,884)
Current income tax expense	(232)	(103)	(429)	(430)
Deferred income tax (expense) recovery	(37)	98	(15)	5,505

Net income (loss)	$32,733	$(11,277)	$(10,406)	$(33,809)

Net income (loss) per common share:
Basic	$1.29	$(0.86)	$(0.51)	$(2.65)
Diluted	$1.28	$(0.86)	$(0.64)	$(2.65)

Weighted-average common shares outstanding:
Basic	25,379,919	13,126,248	21,249,414	12,736,567
Diluted	25,390,462	13,126,248	21,321,209	12,736,567

ZYMEWORKS INC.

Selected Condensed Consolidated Balance Sheet Data

(Expressed in thousands of U.S. dollars)

	December 31,
	2017	2016
Cash, cash equivalents and short-term investments	$87,797	$40,261
Working capital	77,674	29,928
Total assets	131,955	93,995
Accumulated deficit	(108,716)	(97,790)
Total shareholders’ equity	116,428	9,002

Contacts:

Zymeworks Inc.

Investor Inquiries:

Ryan Dercho, Ph.D.

(604) 678-1388

ir@zymeworks.com

Media Inquiries:

Angela Bitting

(925) 202-6211

a.bitting@comcast.net